Exhibit 10.7

AMENDMENT NO. 1 TO

MILNER EMPLOYMENT AGREEMENT

AMENDMENT (this “Amendment”) made as of October 10, 2005 is by and between El Pollo Loco, Inc. (the “Company”) and Pamela Milner (the “Executive”). This Amendment amends, effective as of the date hereof, the Employment Agreement (the “Employment Agreement”) made as of September 30, 2005 between the Company and Executive.

1. The Employment Agreement is hereby amended by restating Section 5 in its entirety to read as follows:

“5. Employee Benefits. During the Employment Term, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance, retirement benefits and fringe benefits (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to other senior executives of the Company. Executive shall be provided with annual vacation of three (3) weeks per each 12-month period or additional weeks on a basis consistent with Company policy.”

2. The Employment Agreement is hereby amended by restating Section 7(c)(ii) in its entirety to read as follows:

“(ii) For purposes of this Agreement, “Good Reason” shall mean:

(A) Executive’s relocation by the Company outside Orange County, California; or

(B) a reduction of Executive’s title as set forth in Section 2(a) hereof; or

(C) a reduction of Executive’s Base Salary (as increased from time to time) as set forth in Section 3(a) hereof; or

(D) the failure of the Company to provide or cause to be provided to Executive any of the employee benefits described in Section 5 hereof; or

(E) a change in Executive’s reporting relationship; or

(F) resignation after Executive reaches the age of 60; provided that none of the events described in clauses (A) through (E) of this Section 7(c)(ii) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty days after the Company’s receipt of such written notice.”

3. The Employment Agreement is hereby amended by restating Section 7(c)(iii) in its entirety to read as follows:

“(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability), or by Executive with Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the calendar year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had the Executive’s employment not terminated; and

(C) except in the case of Executive’s resignation for Good Reason pursuant to clause (c)(ii)(F) of this Section 7, and subject to Executive’s continued compliance with the provisions of Section 8 and 9, continued payment of the Base Salary until twelve 12 months after the date of such termination; provided that aggregate amount described in this clause (C) shall be reduced by the amount of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.”

4. The Employment Agreement is hereby amended by restating Exhibit B in its entirety to read as follows:

“Exhibit B

Material Terms of Stock Option Award

Number of Shares:	An option to purchase a number of common shares which, together in the aggregate with options to purchase shares granted to other members of senior management, shall equal 10% of the common shares of Chicken Acquisition Corp. on a fully diluted basis.

Exercise Price:	100% of fair market value of the shares underlying the options as of the Effective Date.

Vesting Schedule:	Options shall vest ratably over a period of five years from the Effective Date upon the achievement of specified EBITDA targets and cumulative EBITDA targets. Notwithstanding the above, 100% of the options shall become vested on the seventh anniversary of the Effective Date provided that the Executive is employed by the Company on such date. Options shall vest in full upon a change in control of Chicken Acquisition Corp.

Vesting Following an IPO:

If an initial public offering of the common stock of Chicken Acquisition Corp. occurs within two years following the Effective Date, then, as of the consummation of the initial public offering, the option grant shall vest as to 50% of the then unvested shares subject to the option. The remaining unvested shares subject to the option shall be terminated upon consummation of the initial public offering. Following the initial public offering, Executive shall receive restricted stock in the public company with an economic value equal to fair market value of the shares underlying the cancelled options minus the aggregate exercise price of such options.

If an initial public offering of the common stock of Chicken Acquisition Corp. occurs more than two years following the Effective Date, then the option grant shall vest in full as of the consummation of the initial public offering.

Dividends:	Upon the payment of a dividend with respect to any class of stock of Chicken Acquisition Corp., Executive shall receive the economic equivalent of such dividend as if all options had been exercised for shares of common stock of Chicken Acquisition Corp. prior to the payment of the dividend.”

5. The Employment Agreement is hereby amended by restating Exhibit C in its entirety to read as follows:

“Exhibit C

Summary of Terms of Rollover and Equity Arrangements

Transaction Structure	Transaction structured as a stock purchase of EPL Holdings, Inc. (“Holdings”) by Chicken Acquisition Corp. (“Buyer”) or a subsidiary thereof.

Rollover	Management to rollover options and/or Holdings stock held into corresponding options and stock, respectively, of Buyer.

Rollover equity to be pari passu with common equity of Buyer to be held by Trimaran funds and based on same buy in price as Trimaran funds.

Options	Rollover options to be vested at closing and have substantially the same terms as existing Holdings options (other than adjustments in (i) number of shares into which options are exercisable and (ii) exercise price, to give effect to the rollover ratio and preserve the intrinsic value of the option).

Restrictions on Transfer	Management shares and options not transferable for 5 years from the date of the transaction, other than permitted transfers for estate planning purposes to family members and family trusts. Thereafter, transfers to third parties permitted subject to right of first refusal in favor of Buyer and Trimaran funds.

Tags/Drags	Customary tag-along rights in favor of management stockholders in the event of material transfers by Trimaran funds (other than to affiliates and other permitted transferees). Management stockholders subject to customary drag along rights in favor of Trimaran funds.

Puts/Calls	Put right in favor of executive in the event that executive is terminated without cause or resigns for good reason (in each case as defined in the employment agreement). Put right at fair market value as determined by the Board.

Call right in favor of Buyer (or Trimaran funds, if Buyer does not exercise) in the event of any termination of employment of executive for any reason. Call right at lower of (i) cost (i.e., per share price in the transaction) or (ii) fair market value, in the event that executive is terminated for cause or the executive terminates employment without good reason. Call at FMV in the event of any other termination of employment.

Put/Call may be satisfied by subordinated note, whose maturity is no longer than three years, at the revolver rate plus 1% and otherwise on customary terms.

Put obligation subject to Buyer using commercially reasonable efforts to purchase the shares in light of the financial condition, prospects and indebtedness restrictions of Buyer as determined in the reasonable discretion of the Board.

Registration Rights	Customary piggyback rights for management. Trimaran funds to have demand and piggyback registration rights. Trimaran funds to have priority in the event of underwriter cutbacks.

Other	Other customary terms for a transaction of this type.”

6. Except as set forth above, the Employment Agreement is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

/s/ Pamela R. Milner
PAMELA MILNER

CHICKEN ACQUISITION CORP., on behalf of its subsidiary at the Closing, EL POLLO LOCO, INC.

By:	/s/ Steven A. Flyer
Name:
Title:

Confirmed at the Closing: EL POLLO LOCO, INC.

By:
Name:
Title: